PHILADELPHIA CONSOLIDATED HOLDING CORP.
FIRST QUARTER RESULTS
MARCH 31, 2007
APRIL 26, 2007 PRESS RELEASE
Bala Cynwyd, PA – Philadelphia Consolidated Holding Corp. (PHLY-NASDAQ) today reported net income for the quarter ended March 31, 2007 increased 31.2% to $66.0 million ($0.89 diluted earnings per share and $0.94 basic earnings per share) from $50.3 million ($0.70 diluted earnings per share and $0.73 basic earnings per share) for the quarter ended March 31, 2006. After-tax net realized investment gains (losses) were $1.1 million of gains for the quarter ended March 31, 2007 ($0.02 diluted income per share) versus $(0.3) million of losses ($0.00 diluted loss per share) for the quarter ended March 31, 2006. Gross written premiums increased 20.2% to $394.1 million from $328.0 million for the quarter ended March 31, 2006, and the combined ratio for the quarter was 77.6% versus 79.7% for the quarter ended March 31, 2006. The Company’s book value per share at March 31, 2007 increased 6.7% to $17.58 from $16.48 at December 31, 2006.
Financial results for the first quarter of 2007 included:
•	A $12.9 million pre-tax ($8.4 million after-tax, or $0.11 diluted earnings per share) benefit from a decrease in net unpaid loss and loss adjustment expenses due to favorable trends in prior years’ claims emergence.

•	Weather-related case incurred property losses of $16.9 million pre-tax ($11.0 million after-tax, or $0.15 diluted loss per share), compared to weather-related case incurred property losses of $6.6 million pre-tax ($4.3 million after-tax, or $0.06 diluted loss per share) for the quarter ended March 31, 2006.
James J. Maguire, Jr., CEO, said: “As a result of our differentiated sales model, we continued to see ample new business opportunities during the quarter which met our pricing and underwriting standards. Our combined ratio of 77.6% is indicative of continued vigilance in our underwriting and risk selection process. In the face of more competition, we continued to keep most of our commercial renewal business, as retention levels exceeded 90% of quoted accounts. New products contributed approximately $15 million to premium growth in the quarter, an indication that we continue to successfully diversify and broaden our product offerings. I thank our talented employees for executing at a high level during the quarter, and I remain optimistic that we will achieve our targeted goals for the balance of the year. ”
The Company will hold its quarterly conference call to discuss first quarter 2007 results today at 3:00 PM EDT. The call is being webcast and may be accessed at the Company’s web site at www.phly.com. The dial-in phone number for the conference call is (800) 289-0544.

Press Release
April 26, 2007

Forward-Looking Information
This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of the Company’s liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of the Company’s reinsurers to pay; (ix) future terrorist attacks; (x) the outcome of the Securities and Exchange Commission’s industry-wide investigation relating to the use of non-traditional insurance products, including finite risk reinsurance arrangements; and (xi) the outcome of industry-wide investigations being conducted by various insurance departments, attorneys-general and other authorities relating to the use of contingent commission arrangements. The Company does not intend to publicly update any forward looking statement, except as may be required by law.
In operation since 1962, PHLY designs, markets, and underwrites commercial property/casualty, personal lines and professional liability insurance products incorporating value added coverages and services for select industries. The Company, whose commercial and personal lines subsidiaries are rated A+ (Superior), and A- (Excellent), respectively, by A.M. Best Company, is nationally recognized as a member of Ward’s Top 50 and Forbes’ Platinum 400 list of America’s Best Big Companies. The organization has 41 offices strategically located across the United States to provide superior local service.
CONTACT: Investor Relations: Joseph Barnholt, Assistant Vice President, +1-610-617-7626, jbarnholt@phlyins.com.

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	As of
	March 31, 2007	December 31,
	(Unaudited)	2006
ASSETS
INVESTMENTS:
FIXED MATURITIES AVAILABLE FOR SALE AT MARKET (AMORTIZED COST $2,286,438 AND $2,136,231)	$2,282,135	$2,129,609
EQUITY SECURITIES AT MARKET (COST $277,422 AND $259,184)	331,859	304,033

TOTAL INVESTMENTS	2,613,994	2,433,642

CASH AND CASH EQUIVALENTS	138,896	108,671
ACCRUED INVESTMENT INCOME	22,416	20,083
PREMIUMS RECEIVABLE	327,295	346,836
PREPAID REINSURANCE PREMIUMS AND REINSURANCE RECEIVABLES	261,843	272,798
DEFERRED INCOME TAXES	27,575	26,657
DEFERRED ACQUISITION COSTS	165,216	158,805
PROPERTY AND EQUIPMENT, NET	26,498	26,999
OTHER ASSETS	51,815	44,046

TOTAL ASSETS	$3,635,548	$3,438,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
POLICY LIABILITIES AND ACCRUALS:
UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	$1,330,657	$1,283,238
UNEARNED PREMIUMS	775,859	759,358

TOTAL POLICY LIABILITIES AND ACCRUALS	2,106,516	2,042,596
PREMIUMS PAYABLE	67,322	66,827
OTHER LIABILITIES	209,873	161,847

TOTAL LIABILITIES	2,383,711	2,271,270

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
PREFERRED STOCK, $.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED, NONE ISSUED AND OUTSTANDING	—	—
COMMON STOCK, NO PAR VALUE, 100,000,000 SHARES AUTHORIZED, 71,211,963 AND 70,848,482 SHARES ISSUED AND OUTSTANDING	386,731	376,986
NOTES RECEIVABLE FROM SHAREHOLDERS	(15,968)	(17,074)
ACCUMULATED OTHER COMPREHENSIVE INCOME	32,587	24,848
RETAINED EARNINGS	848,487	782,507

TOTAL SHAREHOLDERS’ EQUITY	1,251,837	1,167,267

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,635,548	$3,438,537

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(Unaudited)

	For the Three Months
	Ended March 31,
	2007	2006
REVENUE:
NET EARNED PREMIUMS	$318,718	$276,546
NET INVESTMENT INCOME	26,973	20,062
NET REALIZED INVESTMENT GAIN (LOSS)	1,757	(394)
OTHER INCOME	830	491

TOTAL REVENUE	348,278	296,705

LOSSES AND EXPENSES:
LOSS AND LOSS ADJUSTMENT EXPENSES	160,519	162,024
NET REINSURANCE RECOVERIES	(10,014)	(18,359)

NET LOSS AND LOSS ADJUSTMENT EXPENSES	150,505	143,665
ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES	96,904	77,017
OTHER OPERATING EXPENSES	3,155	2,332

TOTAL LOSSES AND EXPENSES	250,564	223,014

INCOME BEFORE INCOME TAXES	97,714	73,691

INCOME TAX EXPENSE (BENEFIT):
CURRENT	36,819	29,124
DEFERRED	(5,085)	(5,754)

TOTAL INCOME TAX EXPENSE	31,734	23,370

NET INCOME	$65,980	$50,321

PER AVERAGE SHARE DATA:
NET INCOME — BASIC	$0.94	$0.73

NET INCOME — DILUTED	$0.89	$0.70

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	70,148,787	69,377,774
WEIGHTED-AVERAGE SHARE EQUIVALENTS OUTSTANDING	4,054,030	2,982,230

WEIGHTED-AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	74,202,817	72,360,004